Exhibit 10.1+

EXPATRIATE AGREEMENT
This EXPATRIATE AGREEMENT is entered into as of June 2, 2014, by and between Sun Hydraulics Corporation, a Florida corporation (the “Company”), and Tim A. Twitty, an executive officer of the Company (“Executive”).
1.Overseas Relocation. The Executive has agreed to accept an overseas assignment, and the Company has agreed to provide Executive with the benefits set forth herein in connection with Executive’s relocation. Executive initially will be resident in Shanghai, China (the “Expatriate Country”).

2.Term. This Agreement provides benefits to Executive while living overseas and will continue from June 2, 2014 (“Effective Date”) until Executive is no longer employed with the Company or returns to an assignment in the United States.

3.Duties. Executive will serve as the Company’s senior leader in Asia and perform such duties as requested by the CEO and the Board of Directors. Executive will be required to travel frequently to perform his duties throughout China, South Korea, and other countries in Asia.

4.Compensation and Benefits. The Company will pay directly or promptly reimburse Executive, upon receipt of customary documentation, for the following costs related to Executive’s assignment to the Expatriate Country.

(a)    All costs incurred by Executive and his family in obtaining visas, work permits and similar required legal documents.
(b)    Housing costs in Expatriate Country, inclusive of lease expenses, club membership, and all utilities, telephone and internet expenses, taxes and licenses, and reasonable maintenance costs.
(c)    Expenses incurred by Executive in connection with the sale of his personal automobile.
(d)    Business class airfare for one-way flights for Executive and his family to relocate from the United States to Expatriate Country as well as the cost of moving and transportation of Executive’s household goods to Expatriate Country from Florida.
(e)    Education costs for Executive’s son, inclusive of tuition, books and materials, transportation, and all other school-related fees incurred by Executive.
(f)    Health and disability insurance for Executive, his spouse and his minor child equivalent to Executive’s current coverage.
(g)    Home leave based on one trip for Executive and his family to Sarasota, Florida, on an annual basis inclusive of business class airfare and, if required, hotel accommodations and a rental car expense.
(h)    Should an emergency arise requiring Executive or one or more members of Executive’s family to return to the United States, airfare for one roundtrip flight for each member of Executive’s family required to return to the United States in connection with the emergency.
5.Repatriation. In the event that Executive’s assignment to the Expatriate Country is terminated by Executive or the Company, the Company at its discretion will offer Executive either:

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(a)    a position with the Company in the United States with duties, salary and benefits substantially similar to those Executive had prior to his assignment to the Expatriate Country, or
(b) (i) severance, payable in 24 equal monthly installments, in an amount equal to: (A) two times the amount of Executive’s annual salary at the time of termination, plus (B) the cash value at the time of grant of the long-term compensation (“LTC”) award to Executive, if any, granted during the fiscal year of his termination; provided, that if the Company’s Compensation Committee at the time of termination had not yet met to consider an LTC award to him for the then-current fiscal year, then the cash value at the time of grant of the LTC award to Executive, if any, granted during the immediately preceding fiscal year; and
(ii) continuing medical, dental, life, disability and hospitalization benefits, at the Company’s expense, for Executive and his family as then in effect, for a period of 24 months following the date of Executive’s termination.
6.Tax Equalization. During Executive’s assignment, Executive will continue to be responsible for payment of U.S. Federal as if Executive remained in the U.S. Executive will also be subject to all applicable Chinese income taxes on the income he earns while on assignment. This “Tax Equalization” provision is intended to minimize the effect of higher Chinese income tax rates and leave Executive in a net after-tax position substantially equivalent to what Executive would experience if Executive were subject only to U.S. Federal income taxes during this period. The process of calculating and withholding Executive’s income tax liability requires the Company to estimate Executive’s hypothetical U.S. Federal income tax liability, based on his total U.S taxable income earned during the year for services provided to the Company (which includes base salary, bonus, relocation, housing, education and other expatriate allowances, the vesting of restricted stock awards and stock option exercises). This hypothetical tax liability will be withheld from Executive’s pay and will reduce his take-home pay ratably throughout the year. Actual withholding for U.S. based employment taxes (FICA and FUTA) will also continue during Executive assignment to the Expatriate Country.

Deloitte & Touche LLP or another nationally recognized public accounting firm selected by the Company (the “Accounting Firm”) will assist in the filing of Executive’s U.S. Federal and foreign income tax returns. When Executive’s actual U.S. Federal tax returns are completed, the Accounting Firm will calculate Executive’s final theoretical (U.S.) tax liability. This amount will be similar to the hypothetical tax previously withheld, but will be revised to incorporate facts and amounts as reported in Executive’s actual U.S. income tax returns, including his spouse’s taxable income, investment income, and any other taxable income not related to Executive’s employment with the Company. This theoretical tax amount for the year involved is the amount Executive is responsible to pay. If the hypothetical tax amount previously withheld exceeds this amount, Executive will be refunded the excess within 60 days after completion of the tax equalization settlement calculation. If the hypothetical tax amount withheld is insufficient to cover this liability, Executive will be responsible to pay the difference to the Company within 60 days after completion of the tax equalization settlement. The Company will be responsible for payment of actual U.S. Federal income taxes over and above Executive’s final theoretical U.S tax liability as calculated by the Accounting Firm. Remittance of actual tax amounts to either or both U.S. and Chinese tax authorities will be coordinated by the Company and the Accounting Firm.
If Executive’s employment terminates for any reason during the assignment to the Expatriate Country, tax equalization will end as of the date of termination and the theoretical U.S. tax will be calculated as if Executive repatriated on the date of termination. The services the Accounting Firm will provide to Executive under this Agreement are limited to tax advice directly related to his overseas Assignment and do not extend to personal tax advice or financial planning.
7.Miscellaneous Provisions. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The invalidity or unenforceability of any provision or provisions of this

Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Any action in law or equity regarding this Agreement or Executive’s rights hereunder may only be brought in the State of Florida. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, between the parties relating to expatriate benefits. No amendment to this Agreement may be made except by a writing signed by the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

“COMPANY” SUN HYDRAULICS CORPORATION By: /s/ Allen J. Carlson Allen J. Carlson, CEO and President	“EXECUTIVE” /s/ Tim A. Twitty Tim A. Twitty

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